Exhibit 10.6

Dear Khaled,

On behalf of Tellurian Services LLC (“Tellurian” or “Company”), I am very pleased to offer you a position with us as Chief Accounting Officer. This is an exempt position under the FLSA. The terms of your employment are as follows:

Start Date

Your start date as an employee will be on or before January 16, 2017.

Work Location and Supervisor

You will be based in Houston. Depending on the Company’s needs, you may work from time to time from other locations for short- to medium-term durations, but you will always remain based in Houston.

You will report to Antoine Lagargue, CFO.

Compensation

Salary	Your base salary will be $11,875.00, paid semi-monthly, which is equivalent to a $285,000 annual base salary. You will be eligible for an annual merit increase on January 1, 2018.

Benefits	We offer a benefits plan at no cost to our employees that includes health, dental, vision, short-term and long-term disability coverage, and 6 percent 401(k) matching. Details of these benefits will be provided to you in separate documents.

Annual Review	You will have a performance review in Q1 of each year of your employment with us at which time we will review your salary, bonus structure, and other company and performance issues.

Equity incentives	You will be granted 405,000 restricted shares of Tellurian Investments, Inc. stock, which will vest at FID. You will also receive 45,000 restricted shares of Tellurian Investments, Inc. stock, which will vest at the later of the close of the merger with Magellan Petroleum or your first day of employment. You agree to sign a restricted share agreement with respect to these restricted shares.

Other Compensation

You will receive a company-provided parking space, and you will be reimbursed (via a documented expense report) for: (1) your cell phone usage for company business; and (2) mileage at the standard IRS rate for any business travel or travel outside of the office that you are requested to perform.

Vacation

Your annual vacation or “PTO” allowance will be 5 weeks (twenty-five working days, or 200 hours), which shall accrue to you at a rate of 50 hours per calendar quarter. This PTO is the only allowance for vacation, sickness, or personal time that will be allowed; however, you may use PTO in any way you see fit. Any unused PTO during a calendar year will be paid out to you at your hourly wage during the first calendar month of the following year.

Other terms and conditions

This offer of employment is contingent on your presenting proof of your identity and employment eligibility in the United States within three days of your start date.

In the course of performing your duties, you will have access to sensitive and confidential information relating to Tellurian, its partners, its affiliates, its customers, products, and technology, as well as confidential business plans and financial data of other companies and third parties, all of which are valuable, special, and unique assets (collectively, the “Confidential Information”). You agree that you will not, during or after the term of your employment with Tellurian, disclose any Confidential Information to any third party. You also agree that you shall not make use of any Confidential Information for your own purposes or for the benefit of any third party. You agree to sign a separate nondisclosure or confidentiality agreement that further memorializes these obligations.

By signing this letter, you are confirming that your employment with us will not conflict with any existing agreements to which you are subject and you are not subject to any non-competition agreements.

This letter constitutes the terms of your employment and supersedes any prior discussion. Nothing in this offer letter is to be construed either as an employment contract or a guarantee of employment for any specified time, and all payments described in this letter are contingent upon your continued employment with the Company. You are employed on an at-will basis.

The Company retains the sole right to terminate your employment for any reason and without notice, and nothing in this letter is meant to imply that the Company is relinquishing any of those rights.

Khaled, we look forward to you joining our team and participating in this unique opportunity.

If you agree to the terms of this letter, please indicate your acceptance by signing below and returning a copy via email or in person by close of business on Friday, December 16, 2016. please don’t hesitate to contact me if you have any questions.

All the best, and we look forward to your response.

/s/ Lisa Aimone

Lisa Aimone

Director of Talent

AGREED AND ACCEPTED:

/s/ Khaled Sharafeldin	01/09/2017
Khaled Sharafeldin	Date